CKE RESTAURANTS, INC. ANNOUNCES ANTICIPATED CLOSING DATE OF MERGER WITH AFFILIATES OF APOLLO
MANAGEMENT

CARPINTERIA, CALIFORNIA, July 7, 2010 – CKE Restaurants, Inc. (NYSE: CKR) (“CKE”) today announced that it expects to close the merger providing for its acquisition by Columbia Lake Acquisition Holdings, Inc., an affiliate of Apollo Management VII, L.P., on or about July 12, 2010.

The consummation of the merger remains subject to the satisfaction or waiver of certain closing conditions set forth in the merger agreement and discussed in detail in the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by CKE on June 3, 2010.

Forward Looking Statements

This filing contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give CKE’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond CKE’s control, and could cause CKE’s results to differ materially from those described. These uncertainties and other factors include, but are not limited to, risks associated with the proposed transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the proposed transaction due to the failure to satisfy certain conditions to completion of the proposed transaction or the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the proposed transaction. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CKE undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties as discussed in CKE’s filings with the Securities and Exchange Commission.

CKE Restaurants, Inc.
Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its first quarter of fiscal 2011, CKE, through its subsidiaries, had a total of 3,146 franchised, licensed or company-operated restaurants in 42 states and in 16 countries, including 1,233 Carl’s Jr. Restaurants and 1,901 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

CONTACT:	Investor Relations
805-745-7750